Exhibit 99.2

Sports Ventures Acquisition Corp. Completes $230 Million Initial Public Offering

Bal Harbour, FL, Jan. 08, 2021 (GLOBE NEWSWIRE) -- Sports Ventures Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 23,000,000 units, including 3,000,000 units issued pursuant to the exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000.

Sports Ventures Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus its search on companies with operations or prospective operations in the sports, media and entertainment sectors. The Company is led by Chief Executive Officer, Alan Kestenbaum, Chief Financial Officer and President, Robert Tilliss, and Chief Operating Officer, Daniel Strauss.

Deutsche Bank Securities Inc. acted as sole book running manager of the offering.

The Company’s units began trading on The Nasdaq Capital Market (the “Nasdaq”) on January 6, 2021 under the ticker symbol “AKICU”. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “AKIC” and “AKICW,” respectively.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 5, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering have been obtainable from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, NY 10005, by telephone at 800-503-4611 or by email prospectus.cpdg@db.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Daniel Strauss
Sports Ventures Acquisition Corp.
786-650-0074
contact@sportsventuresacq.com